Separation and Termination Agreement
by and between
HFC Prestige International Operations Switzerland Sàrl    (hereinafter the Company)
Chemin Louis-Hubert 1-3, 1213 Petit-Lancy (GE), Switzerland

and

Mr. Luc Volatier                        (hereinafter the Executive)
Bloemgracht 164
1015TT
Amsterdam
The Netherlands

(together the Parties)

Whereas

A.
The Company and the Executive have entered into an employment agreement with effect as of January 14, 2019 (the Employment Agreement), and a Confidentiality, Non-Competition and Non-Solicitation Agreement with effect as of January 14, 2019 (the Restrictive Covenant Agreement), a copy of which is attached as Annex 1 hereto.

B.	On September 9, 2019, the Executive gave notice of termination to the Company under Section 4 of the Employment Agreement and Section 11 of the Restrictive Covenant Agreement.

C.	The Company and the Executive wish to settle amicably all aspects of the employment relationship and the termination thereof, subject to the terms and conditions set forth herein.
Now, therefore, the Parties hereto enter into the following agreement (the Agreement):

1.	Termination
The Executive's employment with the Company shall terminate with effect as of March 31, 2020 (the Termination Date). For the avoidance of any doubt, the Termination Date shall not be subject to any deferment for whatever reason.
Until the Termination Date, subject to Articles 2 and 3, the Company shall pay the Executive the salary of CHF 45'999.7 per month (gross) plus reimbursement of expenses of monthly CHF 8'167.-, plus the Executive’s car allowance of CHF 1’900.- per month (gross), plus the Executive’s health insurance participation payment of CHF 500.- per month (gross) .

2.	Release from Obligation to Work
The Executive is hereby released irrevocably from his obligation to work (i.e., placed on garden leave) with immediate effect as of the date of this Agreement (the Release Date). In addition, the Executive shall execute the resignation letter attached hereto as Annex 2, pursuant to which he shall resign as a member of the board of directors of the Company effective as of the Release Date, and the resignation letter attached hereto as Annex 3, pursuant to which he shall resign as an executive officer of Coty, Inc. and its affiliates and from all offices, committee positions and board positions, if any, then held with Coty, Inc. or any of its affiliates, effective as of the Release Date, and the Executive agrees to execute any and all additional reasonable documents necessary to effectuate such resignations.
Notwithstanding the foregoing, the Executive shall remain available to the Company to provide services as may be requested by the Company until the Termination Date to allow for a smooth transition of his duties.
Subject to Article 3, the payments described in Article 1 shall be paid regularly until the Termination Date, provided, however, that the Company may, in its sole discretion, terminate the Executive’s employment with the Company prior to the Termination Date with immediate effect, by electing to pay at that time a lump sum in lieu of notice equal to the payments to which the Executive would have been entitled to receive during the remainder of the notice period as per Article 1 above.

3.	Commencement of New Work
Until the Termination Date, the Executive may only accept a new employment or perform any other professional activity after having obtained the prior written consent of the Company, and in all cases, subject to the Executive’s continued compliance with Articles 2, 3 and 8 of this Agreement.
If (i) the Executive starts a new employment (in compliance with this Article 3) or (ii) if the Company elects to pay the all or the remaining payments described in Article 1 in a lump sum in lieu of notice (in compliance with Article 2), then, in either case, (a) the Termination Date shall automatically be moved to the last business day prior to such date of new employment or payment in lump sum, as applicable (the New Termination Date), (b) the employment with the Company is terminated with effect as per the New Termination Date, and (c) the term "Termination Date" as used in this Agreement means "New Termination Date".
In addition, if the Executive starts a new employment (in compliance with this Article 3), the Company's obligation to make the payments described in Article 1 of this Agreement shall cease as of the New Termination Date, and the Company shall be entitled to reclaim any overpayment made to the Executive under Article 1 of this Agreement. The Executive is obliged to inform the Company in writing and without delay about the start of any such new employment.
For the avoidance of doubt, if the Executive starts a new employment before the Termination Date, in each case, in compliance with this Article 3, the Executive shall continue to be eligible to receive the payments and benefits described in Articles 4, 5, 7, 11, and 12 in accordance with their terms.

4.	Entitlement to Vacation and Overtime
At the same time that the Company pays the Lump Sum, the Company shall pay the Executive an additional amount in respect of the Executive’s accrued but unpaid time off ("heures supplémentaires" and "travail supplémentaire") as of the Release Date. The Executive shall have no further rights to accrue or use any such time off other than as set forth in the preceding sentence.

5.	Lump Sum Payment
In consideration of the Executive executing and performing this Agreement (including, without limitation, the Executive’s continued compliance with Articles 2, 3, and 8 of this Agreement) and in full discharge of any claims and rights of the Executive arising out of or in connection with the Employment Agreement and its termination, whether actual or potential, whether present or future, the Company will pay to the Executive, in addition to the payments described in Article 1, the lump sum of U.S. $800,000 gross (the Lump Sum). The payment of the Lump Sum is made without acknowledgement of any legal obligation of the Company.

6.	Payment Terms
The payment of the Lump Sum shall be made to the bank account of the Executive to which the regular salary payments have been made within 10 days after delivery to the Company of a waiver and release in the form attached hereto as Annex 4 validly executed by the Executive. The Executive shall execute and deliver such waiver and release not earlier than one (1) month and one (1) day and not later than three (3) months after the Termination Date.
For the avoidance of doubt, in the event the Executive breaches Articles 2, 3 or 8 of this Agreement, the Company’s obligation under this Article 6 shall cease as of the date of such breach, and the Company shall be entitled to reclaim any amounts paid to the Executive under this Article 6.
From all payments under this Agreement all applicable deductions will be made, i.e., deductions for social security (including pension funds) and tax, if any, as per the applicable laws and the applicable regulations of the Company.

7.	Annual Performance Plan and Equity & Long Term Incentive Plan
For the avoidance of doubt, for purposes of each of (i) the Amended and Restated Coty Inc. Annual Performance Plan (as of February 1, 2017) (the APP) and any awards granted to the Executive thereunder, (ii) the Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan (as amended and restated on February 1, 2017) (the ELTIP) and the restricted share units granted thereunder to the Executive pursuant to the Restricted Stock Unit Award Terms and Conditions dated as of February 15, 2019, and (iii) the Elite Subscription and Stock Option Agreement, dated as of February 15, 2019, by and between the Executive and Coty Inc. (the Elite Subscription Agreement), the termination of Executive’s employment under this Agreement shall be treated as a termination other than by reason of Retirement, Disability or death (as such capitalized terms are defined in the applicable plan and/or award agreement).
Accordingly, each of the Executive’s award under the APP with respect to the Company fiscal year ending June 30, 2020, the restricted stock units granted under the ELTIP pursuant to the Restricted Stock Unit Award Terms and Conditions dated as of February 15, 2019, and the options granted under the ELTIP pursuant to the Elite Subscription Agreement, in each case, shall be forfeited without consideration as of the Termination Date. Notwithstanding anything to the contrary contained in the APP, the Executive’s award under the APP with respect to the Company fiscal year ending June 30, 2019 (in an amount of CHF 54’500 (gross)), shall be paid to the Executive in full at such time as is paid to other executives of the Company.

8.	Confidentiality and Restrictive Covenants
The terms and conditions of the Restrictive Covenant Agreement are incorporated by reference and made part of this Agreement as if fully set forth herein.
The Executive acknowledges and agrees that the consideration he is receiving under this Agreement, including the Lump Sum payment set forth in Article 5, fully support the obligations set forth in the Restrictive Covenant Agreement, and, provided that he is paid the amount set forth in Article 5 of this Agreement, he will not be entitled to any further payments under Section 7(b) of the Restrictive Covenant Agreement.

9.	Non-disparagement
The Executive agrees that he has not and shall not make any public statements, statements to the press, statements to present or former employees of the Company, or to any individual or entity with whom, or with which, the Company has a business relationship, whether verbally or in writing, which are disparaging of the Company, its directors, officers, or shareholders. The Executive further confirms that he will not share or make public or publish in any media or form any details of his professional life at the Company in his various roles.
The Company agrees that it shall instruct in writing the members of the executive committee and the board of directors of Coty, Inc. to not make any derogatory, defaming or slanderous comments or statements about the Executive.
Nothing in this Article 9 shall prevent any statements as a consequence of any regulatory or legal obligation or any legal or other court proceedings as required.
The parties agree that the public disclosure of the Executive’s separation from the Company will be correctly described as a retirement from Coty noting the Executive’s age in the disclosure.

10.	Return of Property
The Executive agrees to return to the Company no later than on the Termination Date (or such date as earlier requested by the Company) all property of the Company and any work materials or products or other data with regard to the Company and any affiliate company (irrespective of their form of materialization) which the Executive received or prepared or helped prepare in connection with his employment with the Company or that otherwise came into his possession or control. This includes, but is not limited to, all computer files and other information containing confidential information, and all mailing lists, reports, correspondence, contracts, memoranda, records and other files, computer hardware, software, mobile phones, credit cards, door and file keys, computer access codes or mobile data carriers and instructional manuals.
The Executive further agrees that he will not make or retain any copies, duplicates, reproductions or excerpts of such data or furnish such data to any third party. The Executive agrees to irrevocably delete such data from any private data carrier at the latest on Termination Date (or such date as earlier requested by the Company).

11.	Relocation Expenses; Tax Assistance; Attorneys’ Fees
The Company hereby waives its right to seek reimbursement of the Executive’s relocation allowance under Section 2 of the Employment Agreement. Executive acknowledges and agrees that the Company shall not be obligated or responsible, under Section 4 of the Employment Agreement or otherwise, for any cost associated with the Executive’s (or his family’s) relocation to the Executive’s home country.

The Company hereby agrees to provide the Executive with tax assistance for the Executive’s tax declarations in Switzerland for the 2019, 2020, and 2021 tax years in accordance with Article 2 of the Employment Agreement, notwithstanding the Executive’s termination of employment with the Company.
The Company shall reimburse the Executive for reasonable attorneys’ fees incurred in negotiating this Agreement, up to a maximum of U.S. $15,000, upon submission of appropriate documentation from Executive.

12.	Repurchase of Common Stock
The Executive will sell, transfer, deliver and assign to Coty, Inc. (Coty), and Coty shall purchase from the Executive, all of the Executive’s right, title and interest in and to 453’488 shares of Coty common stock (the Shares), which represent all of the shares of Coty common stock held by the Executive as of the date of this Agreement, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies and other arrangements or restrictions whatsoever, other than those arising under applicable securities laws. The Executive acknowledges that following the closing of such purchase and sale, other than the right to receive the Purchase Price in an amount specified below, the Executive shall have no rights with respect to the Shares. The per Share purchase price shall be the closing price per share of Coty common stock as of the close of regular trading on September 6, 2019 as reported on the New York Stock Exchange (the Purchase Price) and shall be payable in immediately available funds to an account designated by the Executive.  The closing of such transactions shall occur on a date mutually agreed to by the parties which shall be no earlier than September 10, 2019, and no later than September 13, 2019.   The Executive and Coty shall execute and deliver all documents, and take all appropriate actions, reasonably necessary to effect the transfer and repurchase contemplated by this Agreement, including any necessary stock powers.

13.	Assistance
The Executive hereby agrees that he also after leaving the Company will use his best endeavors to reasonably cooperate with the Company and its respective counsel and assistants in connection with any governmental or regulatory investigation and any regulatory or judicial administrative proceeding, arbitration or litigation relating to any material matter (as reasonably determined by the Company) that occurred during his employment. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses (including attorneys’ fees) incurred in connection with any such assistance requested by the Company or its counsel or assistants.

14.	Certificate
The Company undertakes to deliver to the Executive a work certificate within 30 days of the Termination Date.

15.	Personal data
The Executive confirms that upon his departure, he was given ample opportunity to delete any personal documents, data and e-mails and, if necessary, take them with him. The Executive agrees and acknowledges that the Company may freely dispose of any remaining documents, data and emails, even if they include private documents, data or e-mails. The Company is under no obligation to keep them or to draw the Executive's attention to them.
The Company is entitled to block the Executive's email address at the Company at the Termination Date so that no further emails are received, and to inform the persons sending emails to this address with a standard text regarding the Executive's departure.

16.	Release
In consideration of the covenants undertaken by the Company in this Agreement, and except for (x) those obligations created by, arising out of or referred to in this Agreement, (y) the Executive’s rights to indemnification or advancement of expenses in accordance with the Company’s governing documents or any applicable directors’ and officers’ insurance policy covering the Executive, and (z) claims that may not be released under applicable law, the Executive irrevocably and unconditionally, knowingly and voluntarily releases, acquits and forever discharges the Company and any present or former parent corporation, affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, plan administrators, successors and assigns and the current and former employees, officers, directors, representatives and agents thereof, as well as all otherwise affiliated or related entities or persons (collectively, the Released Parties) of and from any and all claims, suits, liabilities, and grievances, known and unknown he has or may have against the Released Parties arising out of or in connection with his employment relationship with the Company or any affiliate company, including as to the purchase, ownership, and sale of the Shares (other than, for the avoidance of doubt, the Executive’s right to receive the Purchase Price).

17.	Insurance
The Executive is hereby explicitly informed that the mandatory accident insurance coverage provided by the Company will cease thirty-one (31) days after the Termination Date and that after this period he has to provide his own accident insurance. Within thirty-one (31) days of the Termination Date, the Executive may, at his own expense, request an extension of such coverage for a maximum of six (6) months after the Termination Date. In any event, the Executive must inform his health insurance company about the termination of his employment, unless he has already entered into a new employment.
If applicable, within three (3) months after the Termination Date, the Executive may, at his own expense, request to pass over from the Company's collective daily sickness benefits insurance into an individual insurance.

18.	Written Form
This Agreement may only be modified or amended by a document signed by the Parties, whereby an exchange of signed letters is sufficient.

19.	Severability Clause
If any provision of this Agreement be or become invalid or void, the validity of the remaining provisions shall not be affected. In case of invalidity or revocation of a provision of this Agreement the provision is to be replaced by an effective one which comes closest to the economic purpose of the invalid provision. The same shall apply in cases where a gap becomes apparent.

20.	Governing Law | Jurisdiction
This Agreement shall be governed by and construed in accordance with the sub-stantive laws of Switzerland.
The court at the domicile or registered office of the defendant or where the Executive normally carries out his work has jurisdiction to decide any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement.
This Agreement has been executed in 2 (two) originals.
[Signature Page Follows]

Place | date: Geneva, September 9, 2019 For the Company
/s/ Herminie Monmignaut Simonetta	/s/ Radi Nabulsi
Name: Herminie Monmignaut Simonetta Title: SVP General Counsel PB & Europe	Name: Radi Nabulsi Title: VP Legal PB

Place | date: Amsterdam, September 6, 2019 The Executive
/s/ Luc Volatier
Mr. Luc Volatier